EXHIBIT 21.1

PRIVATE PLACEMENT FINANCING –
INITIAL FUNDS RECEIVED BY ACTIONVIEW INTERNATIONAL, INC.

POINT ROBERTS, Washington, USA – August 3, 2004

Actionview International, Inc. ("ActionView")(OTCBB:AVWI) announces that it has engaged in a private placement of 2,500,000 shares of its common stock at a price of $0.20 per share (the "Private Placement") totaling an investment of $500,000.

The sales were made to two U.S. resident investors. Both are accredited investors and neither are affiliates of ActionView. The 2,500,000 shares have not been registered for resale in the United States and, as a result, may not be sold to a U.S. resident unless first registered under the Securities Act of 1993 or unless an exemption from such registration, such as Rule 144, is available and is complied with.

A major portion of the proceeds of the Private Placement will be applied to manufacture of scrolling signs for placement, in part, in movie theatres in Hong Kong. The balance of the signs are assigned for placement in Guangzhou, China and in Australia where contracts are awaiting completion.

The Private Placement was a portion of a total $1,500,000 private placement first announced by ActionView in May of this year. As additional funds are raised by way of this private placement, ActionView intends to use them, as required, for the installation of scrolling signs in Guangzhou, Australia and North America.

About ActionView International, Inc.

ActionView International, Inc. is the owner, marketer and franchiser of sophisticated and computerized backlit scrolling billboard sign technologies for local and international public venues. Through its 12-poster scrolling backlit sign system and revenue sharing program, ActionView is positioned to make a serious impact on the multi-billion dollar point-of-purchase global outdoor advertising industry. ActionView's 2004 business development plans include the installation of thousands of signs in multinational retailers stores around the globe resulting in millions of dollars of advertising revenues.

Forward-Looking Statements

This release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be 'forward looking-statements.' Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward-looking statements in this action may be identified through the use of words such as 'expects', 'will,' 'anticipates,' 'estimates,' 'believes,' or statements indicating certain actions 'may,' 'could,' or 'might' occur.

On behalf of the Board of Directors of ActionView International, Inc.
Christopher Stringer, President

Contact:
Investor Relations at 1-888-889-0888.
An investment profile on ActionView may be found at www.actionviewinternational.com.